MINUTES OF SPECIAL MEETING OF

                         STOCKHOLDERS OF

                   LONE MOOSE ADVENTURES, INC.


          A special meeting of the stockholders of Lone Moose Adventures, Inc. (the "Company") was held on May 27, 2004, at the hour of 11:00 o'clock a.m., Mountain Daylight Time, at 1438 East 8850 South, Sandy, Utah, pursuant to a Notice of Special Meeting of Stockholders.

          Present in person or by proxy were 589,500 shares of common voting stock of the 644,400 shares issued and outstanding. Present at the meeting were Christopher B. Glover, President and a Director of the Company; and David
C. Merrell, Kristine Rogers and Orion Rogers, stockholders of the Company.

          Mr. Glover stated that the meeting was qualified to proceed with the business for which it had been called.

          Mr. Glover stated that an error had been made in the Proxy
Statement regarding the reverse split to be effected by the Company. The Proxy Statement stated that there would be a one for three reverse split of the Company's outstanding voting securities, but also stated that the presently outstanding 644,400 shares would be reduced to 429,600, which is the correct number of shares to be outstanding following the reverse split; however, the ratio of the reverse split should have been .6667 shares for each one share owned.

          After a brief discussion, and motions duly made, seconded and unanimously approved, the discussion was closed and the following resolutions were adopted and ratified by all shares represented at the meeting:

          RESOLVED, that the Company amend its Articles of Incorporation to add the following Article X to its Articles of Incorporation:

                            Article X

          The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate;

          FURTHER, RESOLVED, that the Company effect a .6667 for 1 reverse split of its outstanding voting securities which will reduce the presently outstanding 644,400 shares to approximately 429,621, with all fractional shares being rounded up to the nearest whole share, and any additional shares needed for rounding to be provided by the Company;

          FURTHER, RESOLVED, that Leonard W. Burningham, Esq. be and hereby is authorized to prepare and file Articles of Amendment reflecting the authority to change the name of the Company without further stockholder approval;

          FURTHER, RESOLVED, that Mr. Burningham also prepare and file an 8-K Current Report to be filed with the Securities and Exchange Commission regarding the error made in the Proxy Statement concerning the reverse split; and

          FURTHER, RESOLVED, that Mr. Burningham apply for a new Cusip Number for the Company and a new symbol for the Company through the National Association of Securities Dealers, Inc.

          There being no further business to come before the meeting and a motion that the meeting be adjourned having been duly made, seconded and unanimously carried, the meeting was adjourned.


                                   /s/ Christopher B. Glover
                                   --------------------------------
                                   Christopher B. Glover, President